Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2024 to 12:01 a.m. on 8/19/2025.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$25,489
The Advisors’ Inner Circle Fund II	$40,000,000	$9,295
The Advisors’ Inner Circle Fund III	$40,000,000	$28,943
Bishop Street Funds	$40,000,000	$177
Catholic Responsible Investments Fund	$40,000,000	$9,653
Causeway Capital Management Trust	$40,000,000	$7,917
SEI Tax Exempt Trust	$40,000,000	$3,336
SEI Daily Income Trust	$40,000,000	$9,564
SEI Institutional International Trust	$40,000,000	$5,889
SEI Institutional Managed Trust	$40,000,000	$22,264
SEI Asset Allocation Trust	$40,000,000	$556
SEI Institutional Investments Trust	$40,000,000	$40,435
SEI Exchange Traded Funds	$40,000,000	$464
SEI Alternative Income Fund	$40,000,000	$21
Adviser Managed Trust	$40,000,000	$436
New Covenant Funds	$40,000,000	$1,058
SEI Structured Credit Fund, L.P.	$40,000,000	$1,346
SEI Catholic Values Trust	$40,000,000	$1,028
Gallery Trust	$40,000,000	$839
Wilshire Private Assets Funds	$40,000,000	$53
Symmetry Panoramic Trust	$40,000,000	$1,535
Frost Family of Funds	$40,000,000	$3,037

*	SEI service entities bear 20% of the total cost of $216,667 or $43,333 leaving $173,334 to be distributed among insured funds.